Exhibit 99.1

Joseph M. Squeri	John Hawkins
Senior Vice President,	Vice President
Development, and Chief	Tel: (301) 592-5075
Financial Officer	Fax: (301) 592-6177
Tel: (301) 592-5006	john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS TO RECEIVE $45 MILLION FROM SUNBURST

HOSPITALITY NOTE PREPAYMENT

Redemption To Enhance Choice Balance Sheet

SILVER SPRING, Md. (November 24, 2003) – Choice Hotels International, Inc. (NYSE:CHH) today announced Sunburst Hospitality has given its notice to prepay the outstanding senior subordinated note. Upon redemption, Choice will receive approximately $45 million. The company currently carries the note on its balance sheet at approximately $41 million. Closing is expected to occur prior to the end of the year.

“The prepayment of the note will enhance our balance sheet and also provide Choice with additional funds for its overall program to return value to shareholders,” said Charles A. Ledsinger, Jr., president and chief executive officer.

Choice intends to use the cash proceeds to pay down debt, repurchase shares and invest in strategic initiatives.

The prepayment will add approximately $0.09 to diluted earnings per share for 2003, of which $0.06 will be as a result of the gain on the prepayment and $0.03 due to the related tax benefits. Because of the prepayment, the company anticipates that interest income for 2004 will be reduced by $4.7 million or $0.08 per diluted share, assuming the existing diluted share count of approximately 36.9 million.

On September 4, 2003, the two companies agreed to amend the prepayment and yield maintenance provisions prior to redemption to permit the prepayment of the note, which was originally scheduled for maturity in 2007. As part of the agreement, Sunburst will pay a premium on the amount of the note. The company’s Board of Directors has engaged an investment adviser, which will provide an opinion on the fairness of the transaction to the Board.

Choice Hotels International is the second largest hotel franchisor in the world, with 4,773 hotels open, representing 384,814 rooms, in the United States and 41 other countries and territories. As of September 30, 2003, 338 hotels are under development in the United States, representing 26,059 rooms, and an additional 88 hotels, representing 9,358 rooms, are under development in 17 countries and territories. Its Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-Q for the period ended March 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com

Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks of Choice Hotels International, Inc.